Exhibit 99.1

Catalyst Pharmaceuticals Names Richard J. Daly Interim Chief Commercial Officer

Former Top Executive with Bristol-Myers Squibb/AstraZeneca Alliance to Lead Pre-Commercial Activities for Firdapse

CORAL GABLES, Fla., May 28, 2015 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Nasdaq:CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced the appointment of Richard J. Daly to the position of interim Chief Commercial Officer. A member of Catalyst’s board of directors, Daly, 54, will lead pre-commercial activities for Firdapse® while the company conducts a search for an executive to run commercial operations. He replaces David Muth, who has left the company to pursue other opportunities.

“David helped Catalyst with important progress in our pre-commercialization efforts, and we wish him success in his future endeavors,” commented Patrick J. McEnany, Catalyst’s Chief Executive Officer. “Our team is already fully engaged in carrying out the necessary Firdapse® launch preparations, and we anticipate that all aspects of our pre-commercialization initiatives are on track for a mid-2016 launch of Firdapse® pending a positive FDA review and approval. As a consultant and in his interim executive role with our company, Rich has the relevant experience to drive the commercial operations forward as we evaluate candidates for this post. Filling this position is a priority for us with an expectation that we will have a permanent chief commercial officer in place no later than Oct.1.”

Daly has more than 20 years of commercial pharmaceutical experience in positions of progressive responsibility in sales, marketing and operations. Recently, he was the President of U.S. Diabetes for the joint alliance between Bristol-Myers Squibb and AstraZeneca. Before this, he was a founding partner and board member of SagePath Partners LLC, a commercial outsourcing provider to the pharmaceutical industry. During his recent tenure at Takeda Pharmaceuticals, he served as Executive Vice President with P&L responsibility for businesses across the U.S., Canada, and Central/South America.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton myasthenic syndrome (LEMS), congenital myasthenic syndromes (CMS), infantile spasms, and Tourette syndrome. Catalyst’s lead candidate, Firdapse® for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial resulting in positive top-line data. Firdapse® for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) and orphan drug designation for CMS. Firdapse® is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat infantile spasms, epilepsy and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the receipt of breakthrough therapy designation for Firdapse® will expedite the development and review of Firdapse® by the FDA or the likelihood that the product will be found to be safe and effective, what clinical trials and studies will be required before Catalyst can submit an NDA for Firdapse® for the treatment of CMS and whether any such required clinical trials and studies will be successful, whether an NDA for Firdapse® will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, whether CPP-115 will be determined to be effective for the treatment of infantile spasm, post-traumatic stress disorder, Tourette Syndrome or any other indications, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2014 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

Media Contacts

David Schull

Matt Middleman, M.D.

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

matt.middleman@russopartnersllc.com

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